NEW YORK, January 30, 2019: FOR IMMEDIATE RELEASE. KinerjaPay Corp., a Delaware corporation (OTCQB: KPAY), a digital payment and e-commerce platform, (“KinerjaPay” or the “Company”) announced today that in connection with the issuance by the Company of this press release, it is filing with the SEC today a Form 8-K report updating the disclosure in the Company’s Form 8-K filed with the SEC on January 8, 2019. The Company reported on Form 8-K filed on the January 8, 2019 its acceptance of a subscription from a major Indonesian investor, the Wahana Group, for $200 million, in consideration for the issuance of newly authorized shares of Series F and Series G Convertible Preferred Stock, which shares are convertible at $1.80 per share, subject to a 9.99% blocker. The Company further reported that it expected to close the Wahana investment within 10 days from January 8, 2019.

However, due to the complexity of the United States federal banking regulations, the Company is still in the process of establishing one or more new business bank accounts to accept the investment of $200 million. This size of investment requires U.S. banks to apply enhanced “Know Your Customer” rules as well as “Proof of Funds Source” rules. Over the past two weeks, the Company’s Executive Officers have met with several major banks in New York to open one or more business bank accounts for KinerjaPay, a public reporting company with the SEC, to facilitate the acceptance of the $200 million investment.

Since the adoption of the Patriot Act and for sound reasons, U.S. banking regulations require significant additional Due Diligence as a pre-condition to opening a new business bank accounts and acceptance of a deposit/investment of this size, with a greater degree of background checks, which we now understand may take up to 14 additional business days or more. To date, the Company’s Executive Officers have provided the several major U.S. banks with all documents and supporting information that we believe are necessary to establish our investor’s ability to fund this investment in our securities.

The Company’s CFO, Mr. Windy Johan, commented that “because of the size of this new investment from our Indonesian investor, we have been engaged, since receipt of the subscription agreements, in providing several U.S. banks with supporting documentation confirming that the investment funds were from bona fide sources and Proof of Funds from a major international bank with headquarters in London and offices world-wide. The Due Diligence process has necessitated a delay from our original estimate of 10 days. We believe that we are well-along with satisfying the Due Diligence required to establish one or more new banking relationships to accept the SWIFT transfer from our investor for $200 million.”

Mr. Edwin W. Ng, our CEO & Chairman, also commented that “We are in the process of opening business bank accounts to accept the $200 million international investment.” Mr. Ng further commented that “We want all of our investors and the public markets to understand that the Company is following proper U.S. banking procedures in order to maintain continued compliance with applicable U.S. Federal Banking Regulations.”

When asked to comment about the ongoing process of funding its investment into KinerjaPay, a senior representative from the Wahana Group, Mr. Rio Chandranegara, commented “We remain confident and committed to completing our subscription in a timely manner, satisfying the U.S. banking regulations, based on our verified belief in the potential of KinerjaPay. We understood that KinerjaPay’s Executive Officers are fully-committed to undertaking all efforts in order to expedite our investment in KinerjaPay and, at the same time, providing the U.S. Banks with all supporting documents, including Proof of Funds, in order to accept our investment as quickly as possible. We fully-support KinerjaPay nd will continue to do so completely until our investment is accepted and the funds are deposited in the new KinerjaPay bank account”.

The Company expects to conclude the investment from Wahana Group, open its new accounts and accept and deposit the committed funding of $200 million within the next 14 to 30 business days.